SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2023

RLJ LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-35169	27-4706509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

(Address of Principal Executive Offices, and Zip Code)

(301) 280-7777

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of beneficial interest, par value $0.01 per share	RLJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2023 (the “Closing Date”), RLJ Lodging Trust (the “Company”), as parent guarantor, and RLJ Lodging Trust, L.P., the Company’s operating partnership (the “Operating Partnership”), as borrower, entered into a Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other lenders party thereto. The Amended Credit Agreement amends and restates in its entirety the Third Amended and Restated Credit Agreement, dated as of December 18, 2019, among the Company, the Operating Partnership, Wells Fargo, as administrative agent and a lender, and the other lenders party thereto (the “Prior Credit Agreement”).

The Amended Credit Agreement (1) extends the maturity date of the Operating Partnership’s $600 million unsecured revolving credit facility (the “Revolver”) to May 10, 2027, which maturity date may be extended by the Operating Partnership pursuant to either a one 1-year extension option or up to two 6-month extension options, each of which may be exercised subject to the satisfaction of certain customary conditions set forth in the Amended Credit Agreement and (2) provides for a new $225 million unsecured term loan with a scheduled maturity date of May 10, 2026 (the “Tranche A-1 Term Loan”), which maturity date may be extended by the Operating Partnership pursuant to up to two 1-year extension options subject to the satisfaction of certain customary conditions set forth in the Amended Credit Agreement. In connection with the incurrence of the Tranche A-1 Term Loan, the Operating Partnership repaid all amounts outstanding under each of (1) the Operating Partnership’s existing $400 million unsecured term loan, which had a scheduled maturity date of January 25, 2024 and (2) the Operating Partnership’s existing $225 million unsecured term loan, which had a scheduled maturity date of January 25, 2024 (the “Prior $225M Term Loan”). The Amended Credit Agreement also documents the existing $400 million unsecured term loan originally incurred under the Prior Credit Agreement with a scheduled maturity date of May 18, 2025 (the “Tranche A-2 Term Loan”). With the exception of transitioning the interest rate from LIBOR to Adjusted SOFR (as defined below), the economic terms of the Tranche A-2 Term Loan were not changed from those applicable under the Prior Credit Agreement. As of the Closing Date, the Company had no borrowings outstanding under the Revolver, $225 million outstanding under the Tranche A-1 Term Loan and $400 million outstanding under the Tranche A-2 Term Loan.

The Amended Credit Agreement includes options for the Operating Partnership to (1) increase the aggregate revolving loan commitment to up to $750 million, (2) increase the total Tranche A-1 Term Loan amount to up to $325 million, (3) increase the total Tranche A-2 Term Loan amount to up to $600 million, and (4) incur one or more additional tranches of term loans in an aggregate amount of up to $475 million, in each case, subject to certain conditions, including obtaining commitments from one or more lenders to provide such increased amounts or additional tranches.  The Amended Credit Agreement also permits the Operating Partnership to utilize up to $30 million of the available revolving loan commitment under the Revolver for the issuance of letters of credit.

Borrowings under the Amended Credit Agreement will, subject to certain exceptions, accrue interest at a per annum rate of (i) in the case of the Revolver, (a) SOFR plus a credit spread adjustment of 10 basis points (“Adjusted SOFR”) plus a margin ranging from 140 to 195 basis points or (b) a base rate plus a margin ranging from 40 to 95 basis points, (ii) in the case of the Tranche A-1 Term Loan, (a) Adjusted SOFR plus a margin ranging from 145 to 220 basis points or (b) a base rate plus a margin ranging from 45 to 120 basis points, and (iii) in the case of the Tranche A-2 Term Loan, (a) Adjusted SOFR plus a margin ranging from 135 to 190 basis points or (b) a base rate plus a margin ranging from 35 to 90 basis points. In all cases, the actual margin is determined from time to time based on the total leverage ratio of the Company and its subsidiaries.  An unused commitment fee (the “Unused Revolver Fee”) of 20 or 25 basis points per annum, depending on the amount of borrowings under the Revolver, accrues on unused portions of the Revolver.

In the event that the Company’s or the Operating Partnership’s long-term senior unsecured non-credit enhanced debt receives an investment grade credit rating (an “Investment Grade Rating”), at the election of the Operating Partnership (the “Investment Grade Pricing Election”), borrowings under the Amended Credit Agreement will, subject to certain exceptions, accrue interest at a per annum rate of (i) in the case of the Revolver, (a) Adjusted SOFR plus a margin ranging from 72.5 basis points to 140 basis points, or (b) a base rate plus a margin ranging from 0 basis points to 40 basis points, in each case, with the actual margin determined according to such credit rating then in effect, (ii) in the case of the Tranche A-1 Term Loan, (a) Adjusted SOFR plus a margin ranging from 80 basis points to 160 basis points, or (b) a base rate plus a margin ranging from 0 basis points to 60 basis points, in each case, with the actual margin determined according to such credit rating then in effect, and (iii) in the case of the Tranche A-2 Term Loan, (a) Adjusted SOFR plus a margin ranging from 85 basis points to 175 basis points, or (b) a base rate plus a margin ranging from 0 basis points to 75 basis points. In all cases, the actual margin is determined from time to time according to the applicable credit rating then in effect. Following the Investment Grade Pricing Election and in lieu of the Unused Revolver Fee, a facility fee ranging from 10 basis points to 30 basis points, depending on the applicable credit rating in effect from time to time, accrues on the total commitment under the Revolver, regardless of usage.

Amounts owing under the Amended Credit Agreement are guaranteed by the Company and, subject to certain exceptions, each subsidiary of the Company that owns a property included in the pool of eligible unencumbered properties (the “Unencumbered Pool”) or directly or indirectly owns a subsidiary that owns a property included in the Unencumbered Pool (collectively, the “Subsidiary Guarantors”), pursuant to a Fourth Amended and Restated Guaranty (the “Amended Credit Agreement Guaranty”). Subject to certain conditions and exceptions, upon achieving an Investment Grade Rating, the Subsidiary Guarantors will be released from the Amended Credit Agreement Guaranty.

The proceeds of borrowings under the Amended Credit Agreement may be used by the Operating Partnership and the Company (a) for the payment of redevelopment and development costs incurred in connection with hotel properties owned by the Company and its subsidiaries, (b) to finance hotel acquisitions, (c) to finance capital expenditures, dividends and the repayment of debt of the Company and its subsidiaries, and (d) to provide for general working capital needs and for other general corporate purposes of the Company and its subsidiaries.

The Amended Credit Agreement requires, and the Operating Partnership’s ability to borrow under the Revolver will be subject to, ongoing compliance by the Company, the Operating Partnership and their subsidiaries with various affirmative and negative covenants, including with respect to liens, indebtedness, investments, dividends, mergers and asset sales.  In addition, the Amended Credit Agreement requires that the Company satisfy certain financial covenants, including:

•	ratio of total indebtedness (net of the amount of unrestricted cash and cash equivalents in excess of $25,000,000) to EBITDA (the “Leverage Ratio”) of not more than 7.25 to 1.0;

•	ratio of adjusted EBITDA to fixed charges of not less than 1.5 to 1.0;

•	ratio of secured indebtedness to total asset value of no more than 45%;

•	ratio of unsecured indebtedness (net of the amount of unrestricted cash and cash equivalents in excess of $25,000,000) to unencumbered asset value of not more than 60% (which may be increased to 65% for up to four quarters following a material acquisition on up to two occasions during the term of the Amended Credit Agreement); and

•	ratio of adjusted net operating income of the Unencumbered Pool to unsecured interest expense of not less than 2.0 to 1.0.

In the event that the Leverage Ratio exceeds 6.5 to 1.0 as of the end of any applicable four-quarter fiscal period, the applicable interest rate on all borrowings under the Amended Credit Agreement will increase by 35 basis points for a six-month period.

The Amended Credit Agreement includes customary representations and warranties of the Company and the Operating Partnership, which must continue to be true and correct in all material respects as a condition to future draws under the Revolver. The Amended Credit Agreement also includes customary events of default, in certain cases subject to customary periods to cure, following which the lenders may accelerate all amounts outstanding under the Amended Credit Agreement.

The foregoing summary of the Amended Credit Agreement and the Amended Credit Agreement Guaranty is qualified in its entirety by reference to the Amended Credit Agreement and the Amended Credit Agreement Guaranty, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Operating Partnership repaid all amounts outstanding under and terminated that certain Term Loan Agreement, dated as of November 20, 2012 (as amended, the “Prior Term Loan Agreement”), by and among the Company, as parent guarantor, the Operating Partnership, as borrower, Wells Fargo, as administrative agent, and the other lenders party thereto, which provided for the Prior $225M Term Loan. In connection with the termination of the Prior Term Loan Agreement, the related guaranty was also terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 8.01.	Other Events.

On the Closing Date, the Company, the Operating Partnership and the Subsidiary Guarantors also entered into the First Amendment to Amended and Restated Term Loan Agreement (the “2022 Term Loan Amendment”) with Capital One, N.A. (“Capital One”), as administrative agent, and the lenders party thereto. The 2022 Term Loan Amendment amends the Amended and Restated Term Loan Agreement, dated as of November 2, 2022 (the “2022 Term Loan Agreement”), among the Company, as parent guarantor, the Operating Partnership, as borrower, Capital One, as administrative agent, and the lenders from time to time party thereto.

The 2022 Term Loan Amendment provides, among other things, for certain conforming amendments to the representations and warranties, affirmative, negative and financial covenants and other provisions contained in the 2022 Term Loan Agreement consistent with the terms and provisions of the Amended Credit Agreement.

On May 16, 2023 the Company issued a press release announcing that it successfully recast its Revolver and entered into the Tranche A-1 Term Loan, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)  The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1*	Fourth Amended and Restated Credit Agreement, dated as of May 10, 2023, by and among RLJ Lodging Trust, L.P., RLJ Lodging Trust, Wells Fargo Bank National Association, as Administrative Agent and a lender, and the other agents and lenders party thereto.
10.2	Fourth Amended and Restated Guaranty, dated as of May 10, 2023, by and among RLJ Lodging Trust, certain subsidiaries of RLJ Lodging Trust party thereto and Wells Fargo Bank National Association, as Administrative Agent.
99.1	Press Release dated May 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*   RLJ Lodging Trust has omitted certain schedules and exhibits pursuant to Item 601(a) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ LODGING TRUST

Date: May 16, 2023	By:	/s/ Leslie D. Hale
Leslie D. Hale
President and Chief Executive Officer